EXHIBIT 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-82934, 333-89840, 333-105288 and 333-110197) of IntraBiotics Pharmaceuticals, Inc. and in the related prospectuses, and in the Registration Statements (Forms S-8 Nos. 333-40524, 333-65616, 333-101632, 333-108096 and 333-117140) pertaining to the Amended and Restated 1995 Stock Option Plan, the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2002 Non-Officer Equity Incentive Plan, the 2004 Stock Incentive Plan, and option agreements with Kathleen D. LaPorte and Ernest Mario Ph.D., of IntraBiotics Pharmaceuticals, Inc. of our report dated February 6, 2004, with respect to the 2003 financial statements of IntraBiotics Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG, LLP
Palo Alto, California
February 16, 2006